EXHIBIT 8.9(b)

AMENDMENT NO. 1 TO THE

INSURANCE ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO THE INSURANCE ADMINISTRATIVE SERVICES AGREEMENT (“the Agreement”), dated as of the twenty-sixth day of April, 2005 (“Amendment No. 1 Effective Date”), is made by and between Kemper Investors Life Insurance Company. an Illinois domiciled insurer, and IBM Business Transformation Outsourcing Insurance Services Corporation, formerly, Liberty Insurance Services Corporation (“Liberty”), a South Carolina domiciled corporation.

Liberty has changed its name to IBM Business Transformation Outsourcing insurance Services Corporation. As of the Amendment No. 1 Effective Date, each reference to “Liberty Insurance Services Corporation” in the Agreement is hereby changed to read “IBM Business Transformation Outsourcing Insurance Services Corporation.”

All of the other terms and conditions of the Agreement which are not affected by this amendment remain unchanged. This Amendment No. I may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

Accepted by:

KEMPER INVESTORS LIFE INSURANCE COMPANY	IBM BUSINESS TRANSFORMATION OUTSOURCING INSURANCE SERVICES CORPORATION (formerly LIBERTY INSURANCE SERVICES CORPORATION)

BY: /s/ M. Douglas Close	BY: /s/ Bruce W. Powell

PRINTED NAME: M. Douglass Close	PRINTED NAME: Bruce W. Powell

TITLE: Vice President	TITLE: Delivery Executive

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